EXHIBIT 4.3

INVESTOR RELATIONS AGREEMENT

THIS INVESTOR RELATIONS AGREEMENT is made effective as of the 15TH ay of July, 2006.

BETWEEN:

HARD CREEK NICKEL CORPORATION, with an address
at Suite 1060, 1090 West Georgia Street, Vancouver, BC, V6E 3V7

(the “Company”)

AND:

MARTIN E. JANIS & COMPANY, INC., with an address a
t Suite 420, 625 North Michigan Avenue, Chicago, Illinois 60611

(the “Contractor”)

WHEREAS:

A.                          The Company is engaged in, among other things, the business of the acquisition and exploration of mining properties;

B.                          The Company is a reporting issuer in British Columbia and its common shares are listed for trading on the TSX Venture Exchange;

C.                          The Company desires to retain the Contractor to assist with the corporate and investor relations of the Company and the Contractor has agreed to assist with the corporate relations of the Company pursuant to the terms of this Agreement.

                              NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF CONTRACTOR

1.1                          Appointment of Contractor

                              The Company hereby appoints the Contractor to perform certain services for the benefit of the Company as hereinafter set forth, and the Company hereby authorizes the Contractor to exercise such powers as provided under this Agreement. The Contractor accepts such appointment on the terms and conditions herein set forth.

1.2                          Authority of Contractor

                              The Contractor shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

1.3                          Independent Contractor

                              In performing its services hereunder, the Contractor shall be an independent contractor and not an employee or agent of the Company, except that the Contractor shall be the agent of the Company solely in circumstances where the Contractor must be the agent to carry out its obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require the Contractor to provide its services exclusively to the Company and the Contractor hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Contractor's behalf and the Contractor or any of its agents or employees shall not be entitled to the fringe benefits provided by the Company to its employees.

1.4                          Contractor’s Warranties

                              The Contractor represents and warrants that it will provide, as required and at its own expense, competent management personnel and that its agents or employees have the qualifications, experience and capabilities necessary to carry out the services to be performed hereunder, and that the services will be performed to the standard of care, skill and diligence of experienced workers in that same field.

ARTICLE 2
CONTRACTOR'S AGREEMENTS

2.1                          General

                              The Contractor, at the expense of and on behalf of the Company, shall:

(a)	assist with the corporate and investor relations of the Company pursuant to the terms and conditions of this Agreement;

(b)	implement or cause to be implemented decisions of the Company in accordance with and as limited by this Agreement;

(c)	at all times be subject to the direction of the Company and shall keep the Company informed as to all matters concerning the Contractor's activities; and

(d)

meet the performance standards that may be reasonably prescribed by the Company from time to time. The Company acknowledges that, since the Contractor is an independent contractor and not an employee of the Company, the Contractor shall have direction and control, of the manner, methods, techniques and procedures used by its agents or employees to perform the services described herein.

2.2                          Contractor's Activities

                              In carrying out its obligations under this Agreement with respect to the promotional activities of the Company, the Contractor shall:

(a)

introduce to the Company brokerage firms; the money managers and research departments of certain funds and institutions; analysts; special situation people or special situation investing groups; and other persons or entities who may have a direct interest in the Company’s stock (collectively, the “Investing Groups”). Further, the Contractor shall initiate and maintain communication with the Investing Groups through a series of meetings in selected cities, by written correspondence, personal visits, individual telephone conversations and teleconferencing;

(b)

create, carry out and provide a publicity program to the Company using the following means: (i) financial newspapers, magazines and periodicals; (ii) news, feature and financial sections of the national news magazines; (iii) wire services and feature syndicates; (iv) financial, news and feature sections of daily newspapers; (v) financial television and radio programs (vi) trade periodicals that circulate throughout the Company’s industry; (vii) press releases; and (viii) press presentations and special press interviews (collectively, the “Public Relations Program”);

(c)

the Public Relations Program provided to the Company shall consist of information, provided by the Company to the Contractor. Further, the Public Relations Program will relate to the Company’s general corporate activity; personnel and executives including management and management philosophy; corporate history and future goals; potential sales and earnings; expansion programs; ore findings and reports; and other salient subjects that will enhance the Company’s corporate image;

(d)

write, develop and create the Company’s financial written and graphic materials such as the Company’s annual reports; interim reports; and special communiqués to the Company’s shareholders and the financial community at large;

(e)

in addition to the services provided herein, the Contractor may provide to the Company certain corporate finance advisory services. Through the firms’ relationship with the investment banking community, the Contractor is able to introduce the Company to potential sources of financing, such as, investment bankers, brokerage firms, venture capital groups, and individuals or special group investors. If the Contractor provides such services to the Company and monies are raised for the Company, then the Company agrees to pay to the Contractor a finder’s fee. The amount of such finder’s fee shall be based on a mutually agreed upon percentage of such monies raised;

provided that it is acknowledged that the Company may engage other entities to assist with the corporate and investor relations of the Company and in this regard the Contractor will take such steps as shall be necessary to co-ordinate its activities with such other entities to ensure there is no duplication of services.

2.3                          Fiduciary Obligations

                              Without limiting the generality of the foregoing, the Contractor will not during the term of this Agreement act in any manner contrary to the terms of this Agreement, or the best interests of the Company.

2.4                          Dissemination of Information

                              The Contractor will not disseminate or spread any false or misleading information regarding the Company to any person. The Contractor will disseminate any news and information which is specifically authorized in writing by the Company. No act or omission by the Company will act to waive the requirements of this Section 2.4.

2.5                          Books and Records

                              At all times during the term hereof the Contractor shall cause accurate books and records of all expenditures made by it in connection with the activities being performed for the Company under this Agreement to be kept and keep all invoices receipts and vouchers relating thereto and permit the Company or its authorized representatives to inspect, examine, copy and conduct audits of such books and records.

2.6                          Expense Statements

                              The Contractor shall on or before the last day of each calendar month during the term hereof, or if a Saturday, Sunday or holiday the next following business day, render to the Company an itemized statement and accounting for the previous calendar month, together with such supporting documents as and when the Company may reasonably require, of all expenses which the Company is obligated by this Agreement to reimburse.

                              The Contractor may incur expenses in the name of the Company of up to $300 per month, or a higher amount agreed to in advance by the Company, such expenses shall relate solely to the carrying out of the Contractor's duties hereunder. The Contractor will immediately forward all invoices for expenses incurred on behalf of and in the name of the Company and the Company agrees to pay said invoices directly on a timely basis.

ARTICLE 3
COMPANY'S AGREEMENTS

3.1                          Compensation of Contractor

                              As compensation for the services rendered by the Contractor pursuant to this Agreement, the Company shall pay to the Contractor monthly in advance, on or before the first day of each month or if a Saturday, Sunday or holiday the next following business day, a fee of USD$7,500 per month during the Term of this Agreement.

3.2                          Access to Company Information

                              The Company will make available to the Contractor such information and data and will permit the Contractor, its agents and employees, to have access to such documents or premises as are reasonably necessary to enable it to perform the services provided for under this Agreement.

3.3                          Indemnity by Company

                              The Company hereby agrees to indemnify, defend and hold harmless the Contractor, from and against any and all claims, demands, losses, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly or indirectly, in whole or in part, out of any matter related to any action taken by the Contractor within the scope of its duties or authority hereunder, excluding only such of the foregoing as arise from the fraudulent, gross negligence, reckless or wilful act or omission of the Contractor, its officers, directors, agents or employees or as arise in respect of the Contractor's office overhead or the Contractor's general administrative expenses, and the provisions of this Section 3.3 shall survive termination of this Agreement.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.1                          TSX Approval and Effective Date

                              This Agreement is conditional and subject to the approval of the TSX Venture Exchange, and if approved, this Agreement shall become effective as of the 1st day of July, 2006, and shall remain in force for a term of 12 months, subject to termination as provided herein. The Contractor will assist the Company with providing such information as the TSX Venture Exchange may require in considering this Agreement.

4.2                          Termination

                              This Agreement may be terminated by either party on December 31, 2006 (or the next business day) by giving the other party written notice of such termination, and such termination shall be effective immediately.

4.3                          Duties Upon Termination

                              Upon termination of this Agreement for any reason, the Contractor shall, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b)

all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that the Contractor shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

4.4                          Compensation of Contractor on Termination

                              Upon termination of this Agreement, the Contractor shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement (except as otherwise provided in Section 3.4), all sums due and payable under this Agreement to the date of termination and the Contractor shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to the Contractor under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, negligence or wilful act of the Contractor, to the extent such right has not been waived by the Company.

ARTICLE 5
CONFIDENTIALITY

5.1                          Ownership of Work Product

                              All reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Contractor performing the services (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by the Contractor or any of its agents or employees without the express permission of the Company, provided that the Contractor is hereby given permission to maintain one copy of the Work Product for its own use.

5.2                          Confidentiality

                              The Contractor shall not, except as authorized or required by its duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company's business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

                              The Contractor shall comply, and shall cause its agents and employees to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information. The Company may require that any agent or employee of the Contractor execute an agreement with the Company regarding the confidentiality of all such information.

5.3                          Devotion to Contract

                              During the term of this Agreement, the Contractor shall devote sufficient time, attention, and ability to the business of the Company, and to any associated company, as is reasonably necessary for the proper performance of its services pursuant to this Agreement. Nothing contained herein shall be deemed to require the Contractor to devote its exclusive time, attention and ability to the business of the Company. During the term of this Agreement, the Contractor shall, and shall cause each of its agents or employees assigned to performance of the services on behalf of the Contractor to,:

(a)	at all times perform its services faithfully, diligently, to the best of its abilities and in the best interests of the Company;

(b)	devote such of its time, labour and attention to the business of the Company as is necessary for the proper performance of the Contractor's services hereunder; and

(c)	refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of the Contractor as contemplated herein.

5.4                          Other Activities

                              The Contractor shall not be precluded from acting in a function similar to that contemplated under this Agreement or in any other capacity for any other person, firm or company provided such action shall not conflict with the Contractor's duty to the Company and shall not prevent the Contractor from fulfilling its duties pursuant to this Agreement.

5.5                          Trading/Tipping

                              The Contractor will not disclose to any party information respecting the Company that has not been publicly disclosed, nor will the Contractor trade in shares of the Company while in possession of such knowledge.

ARTICLE 6
MISCELLANEOUS

6.1                          Waiver; Consents

                              No consent, approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.2                          Governing Law

                              This Agreement and all matters arising thereunder shall be governed by the laws of the Province of British Columbia.

6.3                          Successors, etc.

                              This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

6.4                          Subcontracts

                              The Contractor has the right, power, and authority to delegate any duties or obligations arising hereunder, with the approval of the Company, or to subcontract its services, or any portion thereof, with the approval of the Company, provided that any subcontract shall be made subject to the terms of this Agreement and the Contractor shall require the subcontractor, to acknowledge such terms in writing at the time the subcontract agreement is executed. No such delegation or subcontracting shall relieve the Contractor from any of its obligations under this Agreement and a subcontractor shall, as between the Company and the Contractor, be deemed to be the agent of the Contractor.

6.5                          Assignment

                              This Agreement may not be assigned by any party except with the written consent of the other party hereto.

6.6                          Entire Agreement and Modification

                              This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.7                          Headings

                              The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

6.8                          Notices

                              All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Contractor as follows:

The Company:

Suite 1060 - 1090 West Georgia Street
Vancouver, British Columbia
V6E 3V7

Attention: Mark Jarvis

The Contractor:

Suite 420 - 625 North Michigan Avenue
Chicago, Illinois
60611

Attention: Martin E. Janis

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.9                          Time of the Essence

                              Time is of the essence.

6.10                        Further Assurances

                              The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.11                        Counterparts

                              This Agreement may be executed in several counter-parts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

                              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HARD CREEK NICKEL CORPORATION

Per:

            ______________________________________
            Authorized Signatory

MARTIN E. JANIS & COMPANY, INC.

Per:

            ______________________________________
            Authorized Signatory